Exhibit 1

Deerwood North 300, Jacksonville, Florida

Florida East Coast Industries, Inc.

Supplemental Real Estate Information Package

June 30, 2004

Florida East Coast Industries, Inc.

Supplemental Real Estate Information Package

INDEX

Introduction

Introduction and forward-looking statements	1

Flagler Operating Property Information

Detail of property portfolio, including occupancy, financial measures and subsequent events	3-4
Lease expirations	5
Real estate development pipeline	7

Land Held for Development

Land held for development	9
Information and estimates for major developments	10

Realty and Land

Realty and Land currently on the market for sale or under contract	12

Introduction

Purpose

The purpose of this package is to provide investors with additional information about the Company’s real estate holdings.

About Florida East Coast Industries, Inc.

Florida East Coast Industries, Inc., headquartered in St. Augustine, Fla., conducts operations through two wholly owned subsidiaries, Flagler Development Company (Flagler) and Florida East Coast Railway, L.L.C. (FECR). Flagler owns, develops, leases and manages 6.7 million square feet of commercial and industrial space, has 490,000 square feet under construction, and owns approximately 813 acres of entitled land and approximately 2,470 acres of additional Florida properties. FECR is a regional freight railroad that operates 351 miles of main line track from Jacksonville to Miami and provides intermodal drayage services at terminals located in Atlanta, Jacksonville and Miami. For more information, visit the Company’s website at http://www.feci.com.

About Flagler Development Company

A subsidiary of Florida East Coast Industries, headquartered in Jacksonville, Fla., Flagler owns, develops, leases and manages approximately 6.7 million square feet of office and industrial space and has 490,000 square feet under construction. Flagler's space consists of Class-A office and industrial properties, primarily in Jacksonville, Orlando and Miami. In addition, Flagler owns approximately 813 acres of entitled land in Florida which is available for development of up to an additional 13.3 million square feet and Flagler owns approximately 2,470 acres of other Florida properties.

About Florida East Coast Railway’s Lands

In addition to Flagler’s realty holdings, Florida East Coast Railway has land holdings of 1,205 acres which are redundant to the Railway’s operating requirements. Over time, the Railway has been reconfiguring its operations to improve efficiency of asset utilization and free up lands for higher and better uses. This process is continuing.

Contacts:
	Investors:	Bradley D. Lehan
(904) 819-2128

	Media:	Husein A. Cumber
(904) 826-2280

Forward-Looking Statements

This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include the Company's present expectations or beliefs concerning future events. These statements may be identified by the use of words like “plan”, “expect,” “aim,” “believe,” “project,” “anticipate,” “intend,” “estimate,” “will,” “should,” “could,” “may,” and other expressions that indicate future events and trends. The Company cautions that such statements are necessarily based on certain assumptions, which are subject to risks and uncertainties that could cause actual results to materially differ from those contained in these forward-looking statements. Important factors that could cause such differences include, but are not limited to, the changing general economic, business, competitive, regulatory and market conditions (particularly in the state of Florida, the southeast US and the Caribbean) and other risks inherent in the real estate and other businesses of the Company. Further information on these and other risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company’s most recently filed Forms 10-K and 10-Q. The Company assumes no obligation to update the information contained in this presentation, which speaks only as of its date.

Flagler Operating Property Information

SouthPark Center, Orlando	Deerwood North, Jacksonville

Flagler Center, Jacksonville	Flagler Station, Miami

Gran Park at the Avenues, Jacksonville	Deerwood South, Jacksonville

FLAGLER DEVELOPMENT COMPANY

OPERATING PROPERTIES

	Building Name	Year Built	Location	Type	Total Rentable SF	6/30/2004 Occupied SF	6/30/2004 Occupied %	Rental Properties Operating Profit 3 months ended 6/30/2004	Rental Properties Depreciation & Amortization 3 months ended 6/30/2004	Rental Properties Operating Profit before Depreciation and Amortization 3 months ended 6/30/2004
same store	duPont Center I	1987	Jacksonville	Office	80,000	4,189	5%	(147,345)	57,156	(90,189)
same store	duPont Center II	1988	Jacksonville	Office	80,000	77,072	96%	97,871	108,150	206,021

2	duPont Center				160,000	81,261	51%	(49,474)	165,306	115,832

same store	Deerwood South Office Building 1	1996	Jacksonville	Office	134,235	105,563	79%	152,673	154,602	307,275
same store	Deerwood South Office Building 2	1996	Jacksonville	Office	124,735	99,749	80%	134,272	115,206	249,478
same store	Deerwood South Office Building 3	1996	Jacksonville	Office	126,121	119,563	95%	198,211	184,316	382,527
same store	Deerwood South Office Building 4	1998	Jacksonville	Office	134,931	134,931	100%	280,435	144,424	424,859
same store	Deerwood North Office Building 1	1999	Jacksonville	Office	135,283	99,837	74%	38,794	191,841	230,635
same store	Deerwood North Office Building 2	2001	Jacksonville	Office	135,270	128,916	95%	204,130	212,221	416,351

6	Deerwood				790,575	688,559	87%	1,008,515	1,002,610	2,011,125

same store	Flagler Center Office 1	1999	Jacksonville	Office	123,298	123,298	100%	26,542	224,485	251,027
same store	Flagler Center OSW 1	1997	Jacksonville	Office/ Showroom/Warehouse	147,553	147,553	100%	268,950	105,585	374,535
same store	Flagler Center OSW 2	1998	Jacksonville	Office/ Showroom/Warehouse	61,837	31,307	51%	9,935	45,375	55,310
same store	Flagler Center OSW 3	1998	Jacksonville	Office/ Showroom/Warehouse	134,085	134,085	100%	283,891	67,555	351,446
same store	Flagler Center OSW 4	1999	Jacksonville	Office/ Showroom/Warehouse	97,183	90,236	93%	45,024	187,361	232,385
same store	Flagler Center FLW 1	1997	Jacksonville	Front Load Warehouse	98,800	98,800	100%	69,901	36,191	106,092
same store	Flagler Center RB 1	1997	Jacksonville	Rail Building	107,800	107,800	100%	70,263	34,600	104,863

7	Flagler Center				770,556	733,079	95%	774,506	701,152	1,475,658

same store	Avenues Office Building 1	1992	Jacksonville	Office	80,018	72,977	91%	38,597	106,080	144,677
same store	Avenues Office Building 2	1993	Jacksonville	Office	80,614	57,265	71%	13,209	85,956	99,165
same store	Avenues Office Building 3	1995	Jacksonville	Office	80,936	79,073	98%	101,639	94,932	196,571
same store	Avenues OW 2, Bldg 600	1996	Jacksonville	Office/Warehouse	154,326	146,034	95%	134,886	45,548	180,434
same store	Avenues OSW 1, Bldg 100	1992	Jacksonville	Office/ Showroom/Warehouse	40,571	26,007	64%	3,953	59,888	63,841
same store	Avenues OSW 2, Bldg 200	1992	Jacksonville	Office/ Showroom/Warehouse	61,911	58,687	95%	99,087	41,348	140,435
same store	Avenues OSW 3, Bldg 500	1997	Jacksonville	Office/ Showroom/Warehouse	71,871	71,871	100%	62,875	68,333	131,208

7	Gran Park at the Avenues				570,247	511,914	90%	454,246	502,085	956,331

	Southpoint Office Building 1	1999	Jacksonville	Office	59,600	59,600	100%	72,289	111,961	184,250

1	The Office Centre at Southpoint				59,600	59,600	100%	72,289	111,961	184,250

23	TOTAL NORTH REGION				2,350,978	2,074,413	88%	2,260,082	2,483,114	4,743,196

same store	SouthPark Center - Office 1	1998	Orlando	Office	144,931	137,280	95%	305,043	178,660	483,703
same store	SouthPark Center - Office 2	1999	Orlando	Office	144,852	144,852	100%	541,764	198,078	739,842
same store	SouthPark Center - Office 3	2001	Orlando	Office	182,613	180,078	99%	155,186	329,098	484,284
same store	SouthPark Center - Office 4	2000	Orlando	Office	98,384	98,384	100%	121,048	203,242	324,290
same store	SouthPark Center - OSW 1	1998	Orlando	Office/ Showroom/Warehouse	131,607	113,967	87%	69,241	245,323	314,564

5	SouthPark Center				702,387	674,561	96%	1,192,282	1,154,401	2,346,683

5	TOTAL CENTRAL REGION				702,387	674,561	96%	1,192,282	1,154,401	2,346,683

FLAGLER DEVELOPMENT COMPANY

OPERATING PROPERTIES

	Building Name	Year Built	Location	Type	Total Rentable SF	6/30/2004 Occupied SF	6/30/2004 Occupied %	Rental Properties Operating Profit 3 months ended 6/30/2004	Rental Properties Depreciation & Amortization 3 months ended 6/30/2004	Rental Properties Operating Profit before Depreciation and Amortization 3 months ended 6/30/2004
same store	Flagler Station OW 1	1990	Miami	Office/Warehouse	109,216	109,216	100%	62,457	47,359	109,816
same store	Flagler Station OW 2	1991	Miami	Office/Warehouse	109,900	109,900	100%	78,132	47,820	125,952
same store	Flagler Station OW 3	1992	Miami	Office/Warehouse	80,860	80,860	100%	56,235	34,414	90,649
same store	Flagler Station OW 4	1993	Miami	Office/Warehouse	81,153	81,153	100%	48,705	44,389	93,094
same store	Flagler Station OW 5	1996	Miami	Office/Warehouse	103,200	103,200	100%	71,459	39,378	110,837
same store	Flagler Station OSW 1	1989	Miami	Office/Showroom/ Warehouse	48,886	33,946	69%	9,133	25,985	35,118
same store	Flagler Station OSW 2	1989	Miami	Office/Showroom/ Warehouse	79,840	58,340	73%	5,803	61,410	67,213
same store	Flagler Station OSW 3	1990	Miami	Office/Showroom/ Warehouse	79,782	72,982	91%	57,639	39,239	96,878
same store	Flagler Station OSW 4	1992	Miami	Office/Showroom/ Warehouse	79,670	79,670	100%	57,114	35,115	92,229
same store	Flagler Station OSW 5	1994	Miami	Office/Showroom/ Warehouse	80,200	65,800	82%	11,994	59,306	71,300
same store	Flagler Station FLW 1	1991	Miami	Front Load Warehouse	119,333	119,333	100%	70,129	39,074	109,203
same store	Flagler Station FLW 2	1992	Miami	Front Load Warehouse	138,600	112,300	81%	55,360	45,471	100,831
same store	Flagler Station FLW 3	1993	Miami	Front Load Warehouse	138,600	105,900	76%	47,781	37,970	85,751
same store	Flagler Station FLW 4	1993	Miami	Front Load Warehouse	90,735	90,735	100%	70,136	31,110	101,246
same store	Flagler Station FLW 5	1994	Miami	Front Load Warehouse	119,400	119,400	100%	102,405	30,996	133,401
same store	Flagler Station FLW 6	1995	Miami	Front Load Warehouse	91,393	91,393	100%	43,446	38,667	82,113
same store	Flagler Station FLW 7	1995	Miami	Front Load Warehouse	91,393	91,393	100%	61,212	36,929	98,141
same store	Flagler Station DFLW 1	1993	Miami	Double Front Load Warehouse	238,530	238,530	100%	153,281	72,855	226,136
same store	Flagler Station RB 1	1989	Miami	Rail Building	69,680	43,280	62%	(5,538)	26,281	20,743
same store	Flagler Station RB 2	1991	Miami	Rail Building	70,000	70,000	100%	16,681	26,593	43,274
same store	Flagler Station RB 3	1993	Miami	Rail Building	119,400	119,400	100%	83,232	41,975	125,207
same store	Flagler Station RB 4	1994	Miami	Rail Building	138,600	138,600	100%	83,857	42,795	126,652
same store	Flagler Station SC 1	1994	Miami	Service Center	38,956	38,956	100%	43,309	36,983	80,292
same store	Flagler Station Phase II - Office 1	2000	Miami	Office	101,444	101,444	100%	155,467	114,538	270,005
same store	Flagler Station Phase II - OW 1	1997	Miami	Office/Warehouse	103,200	103,200	100%	21,019	37,414	58,433
same store	Flagler Station Phase II - Retail	2001	Miami	Retail	42,800	10,042	23%	(41,837)	45,831	3,994
same store	Flagler Station Phase II - OW 26	2001	Miami	Office/Warehouse	201,000	126,766	63%	14,936	79,138	94,074
	Flagler Station Phase II - OW 22	1999	Miami	Office/Warehouse	179,832	179,832	100%	115,105	137,025	252,130
	Flagler Station Phase II - OW 23	1999	Miami	Office/Warehouse	179,832	179,832	100%	25,769	105,344	131,113
	Flagler Station Phase II - OW 24	1999	Miami	Office/Warehouse	179,672	179,672	100%	105,327	123,069	228,396

30	Flagler Station				3,305,107	3,055,075	92%	1,679,748	1,584,473	3,264,221

30	TOTAL SOUTH REGION				3,305,107	3,055,075	92%	1,679,748	1,584,473	3,264,221

58	TOTAL 100% OWNED OPERATING PROPERTIES				6,358,472	5,804,049	91%	5,132,112	5,221,988	10,354,100

	Same Store -North				2,291,378	2,014,813	88%	2,187,793	2,371,153	4,558,946
	Same Store - Central				702,387	674,561	96%	1,192,282	1,154,401	2,346,683
	Same Store - South				2,765,771	2,515,739	91%	1,433,547	1,219,035	2,652,582

54	TOTAL SAME STORE PROPERTIES ONLY				5,759,536	5,205,113	90%	4,813,622	4,744,589	9,558,211

Same store properties include all properties that were in service for the full year 2003 and 2004.

Rental properties operating profit before depreciation and amortization is not a GAAP measurement. It is calculated by subtracting depreciation and amortization from rental properties operating profit. Occupied SF represent all leases that have been executed and have commenced. It does not include leases that have been executed, but have not commenced.

Excludes one property currently in lease up (Deerwood North Office 3) which generated $214,455 in 2nd quarter operating profit before depreciation and amortization and $46,814 in 2nd quarter operating profit (2nd quarter depreciation and amortization expense was $167,641).

Excludes one property currently under contract for sale and classified as discontinued operations with $101,330 in 2nd quarter operating profit before depreciation and amortization and $48,278 in 2nd quarter operating profit (2nd quarter depreciation and amortization expense was $53,052).

Excludes net termination fee revenue of $227,239.

FLAGLER DEVELOPMENT COMPANY

Lease Expirations (1) (square feet)

100% Owned Properties

Expirations Time Frame	North Region		Central Region	South Region	All Regions Total
7/01/04 - 12/31/04	65,338		4,699	192,031	262,068
01/01/05 - 12/31/05	242,637		150,876	726,708	1,120,221
01/01/06 - 12/31/06	228,326		14,585	505,056	747,967
01/01/07 - 12/31/07	181,809		65,009	308,745	555,563
01/01/08 - 12/31/08	242,677		121,190	367,628	731,495
01/01/09 - Thereafter	1,268,704		321,444	1,031,157	2,621,305

Total Square Feet	2,229,491	(3)	677,803	3,131,325	6,038,619	(2)

(1)	Lease expirations include all leases executed.

(2)	Difference between total expiring and total occupied represents leases that have been executed, but have not commenced, less leases that are currently in short-term extension status.

(3)	Expirations herein include executed leases of 89,509 in Deerwood North #300 which is currently in lease-up and is not yet stabilized. This building is excluded from the occupancy and operating profit before depreciation and amortization schedule within this package. Also excluded are 112,231 square feet expiring in 3rd quarter 2004 related to one building currently under contract for sale and classified as discontinued operations.

Aerial Views of New Interchange at Flagler Center, Jacksonville, Florida

Building Under Construction Flagler Center, Jacksonville, Florida	Building Under Construction SouthPark Center, Orlando, Florida

Ryder’s World Headquarters Under Construction Flagler Station, Miami, Florida

REAL ESTATE DEVELOPMENT PIPELINE

Development Projects - as of 6/30/04

Status		Ownership %	Net Rentable Square Feet	% Completed	Actual or Expected Certificate of Occupancy	% Leased/ Pre-leased
1 Lease-up	100%	Deerwood North - Office 3	113,000	100%	Jan-04	79%

		Projects in Lease-up	113,000

2 Under Construction	100%	Flagler Station - Ryder BTS	239,000	40%	Feb-05	100%
3 Under Construction	100%	SouthPark Center - Building 1000	136,709	60%	Oct-04	0%
4 Under Construction	100%	Flagler Center - Building 4	113,948	15%	Feb-05	0%

		Projects under Construction	489,657

5 Pre-development	100%	Flagler Station - OW 25	160,211	0%	TBD	0%
6 Pre-development	100%	Flagler Station - OW 27	200,709	0%	TBD	0%
7 Pre-development	100%	SouthPark Center - Building 700	93,400	0%	TBD	0%
8 Pre-development	100%	Deerwood North - Office 4	113,168	0%	TBD	0%

		Projects in Pre-development	567,488

		Total Development and Pre-development Projects	1,170,145

Lease-up is defined as the status of a project that has been issued a certificated of occupancy, but has not reached the earlier of 90% occupancy or one year from issuance of certificate of occupancy.

Under construction is defined as the status of a building that is in the process of being developed, assembled, built or constructed. A building is considered to be under construction after construction has commenced and until a certificate of occupancy is received.

Pre-development phase is defined as the status of a project when investments have been made in engineering, architectural planning, design and permitting.

Land utilized in pre-development phase is considered land held for development until the property reaches the construction and lease-up phase.

% completed is calculated on the sitework and building shell only. % completed on build-to-suits is calculated on sitework, building and tenant improvements.

Land Held for Development

Flagler Center

Flagler Station

Phase I – Flagler Station I; Phase II – Flagler Station II Phase III – Section 31; Phase IV – Section 8 (currently under contract)

Flagler Development Company

Land Currently Held for Development as of June 30, 2004

				Entitlements
Property Name/Description	County	Approx. Acres	Use	Office	Industrial	Other	Total
duPont Center	Duval	7	Dev. Office	500,000			500,000
Gran Park at The Avenues	Duval	14	Dev. Commercial	—	46,270		46,270
Flagler Center	Duval	330	Dev. Commercial	1,554,212	2,459,272	49,000	4,062,484
Deerwood North	Duval	9	Dev. Office	118,278			118,278
SouthPark Center I	Orange	15	Dev. Commercial	163,000			163,000
Flagler Station I	Dade	11	Dev. Commercial	75,385	161,051	—	236,436
Flagler Station II - Section 6	Dade	184	Dev. Commercial	665,135	2,145,710	286,234	3,097,079
Office Centre at Southpoint	Duval	5	Dev. Office	59,448			59,448

SUBTOTAL - Held for Development (Within Parks)		575		3,135,458	4,812,303	335,234	8,282,995

Bartram Park (adjacent to Flagler Center)	Duval	90	Undev. Office	882,000			882,000
SouthPark Center II	Orange	63	Undev. Commercial	1,603,364		98,000	1,701,364
Downtown Miami	Dade	8	Dev. Commercial	1,000,000			1,000,000
Flagler Plaza - Sunrise	Broward	40	Dev. Office	822,853			822,853

SUBTOTAL - Held for Development (Entitled Tracts)		201		4,308,217	—	98,000	4,406,217

Lemberg North	St. Johns	585	Undev. Industrial	—			—
Section 31 (adjacent to Flagler Station)	Dade	73	Undev. Commercial	—			—
SUBTOTAL - Held for Development (Unentitled Tracts)		658		—	—	—	—

TOTAL LAND HELD FOR DEVELOPMENT		1,434		7,443,675	4,812,303	433,234	12,689,212

Property held for development within parks and entitled tracts are shown at net developable acreage. Unentitled tracts are shown at gross acreage.

The land in the pre-development phase is included in this schedule. Once property reaches the construction and lease-up phase, it is no longer included in the “held for development” category.

The schedule above does not include acreage or entitlement information related to 35.2 acres at Flagler Station I, 1.5 acre at Flagler Station II, and 1.4 acres at Flagler Center, all of which are currently under contract and represent 630,455 sq. ft. of entitlements.

The schedule above does not include acreage information for certain unentitled tracts totalling 811 acres. This acreage is comprised of 2 tracts in St Johns County (Lemberg South - 515 acres; Miller Tract - 69 acres), 1 tract in St Lucie County (partial K-4 tract - 180 acres), and 47 acres of miscellaneous land in various counties. The best use of this land is being reviewed.

Land Held for Development-information and estimates for selected properties as of June 30, 2004

Flagler Center

Estimated Acres Available for Development			330
Estimated Value Range today per Acre (Land)(1) assumes infrastructure in place	$200,000	to	$320,000
Estimated Infrastructure time frame			2 years
- Start			2004
- Finish			2005
Estimated Remaining Infrastructure cost/Dev Acre			$67,015
Estimated Land Absorption			7-10 years
- Start			2004
Estimated total reimbursement of costs from an incremental tax district (expected to be received over the next 8 to 12 years)			$21,500,000

Bartram Park-adjacent to Flagler Center
Estimated Remaining Developable Acres			90
Estimated Value Range today per Acre (Land)(2) assumes infrastructure in place	$230,000	to	$295,000
Estimated Infrastructure time frame			3 years
- Start			2004
- Finish			2006
Est Remaining Infrastructure cost/ Dev Acre			$20,900
Estimated Land Absorption			3 years
- Start			2006

SouthPark Center I
Estimated Remaining Developable Acres			15
Estimated Value Range today per Acre (Land)(3) assumes infrastructure in place	$150,000		$175,000
Estimated Infrastructure time frame			0 years
- Start			N/A
- Finish			N/A
Est Remaining Infrastructure cost/ Dev Acre			$—
Estimated Land Absorption			5 years
- Start			2004

SouthPark Center II
Estimated Developable Acres			63
Estimated Value Range today per Acre (Land)(4) assumes infrastructure in place	$295,000		$320,000
Estimated Infrastructure time frame			1 years
- Start			2004
- Finish			2005
Est Remaining Infrastructure cost/ Dev Acre			$57,841
Estimated Land Absorption			6-8 years
- Start			2004

Flagler Station II-Section 6
Estimated Remaining Developable Acres			184
Estimated Value Range today per Acre (Land)(5) assumes infrastructure in place	$370,000	to	$420,000
Estimated Infrastructure time frame			1 year
- Start			2004
- Finish			2004
Est Remaining Infrastructure cost/ Dev Acre			$6,726
Estimated Land Absorption			5-7 years
- Start			2004

Section 31-adjacent to Flagler Station *
Estimated Developable Acres			51
Estimated Value Range today per Acre (Land)(6) assumes infrastructure in place	$312,000	to	$381,000
Estimated Infrastructure time frame			1 year
- Start			2007
- Finish			2007
Est Remaining Infrastructure cost/ Dev Acre			$182,000
Estimated Land Absorption			4-6 years
- Start			2008

* There may be a higher or better use for some or all of this land.

Flagler Plaza-Sunrise
Estimated Developable Acres			40
Estimated Value Range today per Acre (Land)(7) assumes infrastructure in place	$330,000	to	$370,000
Estimated Infrastructure time frame			0 years
- Start			N/A
- Finish			N/A
Est Remaining Infrastructure cost/ Dev Acre			$—
Estimated Land Absorption			7-9 years
- Start			2006

Land value estimates reflect current market conditions, which can fluctuate significantly, and are not estimates of expected future realizations over the anticipated absorption period.

(1)	Value is based on a blended Price per Acre Based on a Proposed Development Mix of: 78% Office - 18% Industrial - 4% Other.

(2)	Value is based on a blended Price per Acre Based on a Proposed Development Mix of: 100% Office - 0% Industrial - 0% Retail.

(3)	Value is based on a blended Price per Acre Based on a Proposed Development Mix of: 69% Office - 31% Industrial - 0% Retail.

(4)	Value is based on a blended Price per Acre Based on a Proposed Development Mix of: 68% Office - 20% Call Center- 12% Retail.

(5)	Value is based on a blended Price per Acre Based on a Proposed Development Mix of: 11% Office - 58% Industrial- 22% Call Center - 9% Retail.

(6)	Value is based on a blended Price per Acre Based on a Proposed Development Mix of: 54% Office - 46% Industrial - 0% Retail.

(7)	Value is based on a blended Price per Acre Based on a Proposed Development Mix of: 100% Office - 0% Industrial - 0% Retail.

The Company has not provided detailed information on the following properties that are listed on the previous page: duPont Center, Gran Park at The Avenues, Deerwood North, Flagler Station I, Downtown Miami, Office Centre at Southpoint and Lemberg North.

The company may from time to time supply updated or additional information or additional information in the future, but undertakes no obligation to do so and investors are cautioned that the information provided herein speaks only as of June 30, 2004.

NOTE: Readers should refer to the Introduction page within this document for an in-depth review of Forward Looking Statements.

Miami River Property Sold in November 2003 for $18 Million

Ball Tract Sold in December 2003 for $22.1 Million

Corinthian Colleges (FMU) Inc. Sold in March 2004 for $12.6 Million

Flagler Station - Section 8 Under Contract for $80 Million

Realty and Land Currently on the Market or Under Contract as of June 30, 2004

Flagler Development Company

On the Market

Property Name/Description	County	Approx. Acres	Asking Price
Ft. Pierce K-4	St. Lucie	72.9	$6,417,412
Tico	Brevard	249.1	$1,298,911
National Gardens	Volusia	60.0	$1,150,000
5 Parcels & Operating Property	Flagler	91.6	$4,455,500

TOTAL - Flagler Realty on the Market		473.6	$13,321,823

Florida East Coast Railway, L.L.C.

On the Market

Property Name/Description	County	Approx. Acres	Asking Price
Eyster Blvd.	Brevard	65.2	$7,476,500
Cadillac Gage	Brevard	72.0	$5,642,000
Charles Street	Volusia	3.3	$1,125,000
Fountain Parcel	St. Johns	0.8	$540,000
Granada Blvd./Perrott Drive	Volusia	1.7	$373,140
Hopkins Street	Brevard	1.2	$268,000
Depot Site	Volusia	3.6	$232,050

TOTAL - Railway Surplus Land on the Market		147.8	$15,656,690

TOTAL - Flagler Realty and Railway Surplus Land on the Market		621.4	$28,978,513

Flagler Development Company and Florida East Coast Railway, L.L.C.

Realty and Land Under Contract as of June 30, 2004

Property Name/Description	Transactions	Approx. Acres	Contract Prices
TOTAL - Flagler Realty under Contract	8	571.4	$97,590,635

TOTAL - Railway Surplus Land under Contract	6	12.7	$1,926,132

TOTAL - Flagler Realty and Railway Surplus Land under Contract	14	584.1	$99,516,767

Under Contract represents a signed agreement between two parties. In all cases, these agreements have contingencies and exit clauses enabling either or both parties to exit the agreement subject to various conditions.